Exhibit 99.3

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Mel Scott	Karen Bunton
713-570-4553	408-792-1121
scottm@calpine.com	karenb@calpine.com
Calpine Files Third Amended Plan of Reorganization
     (SAN JOSE, Calif. and HOUSTON, Texas) — September 24, 2007 — Calpine Corporation (OTC Pink Sheets: CPNLQ) today announced the company and certain of its subsidiaries have filed a third Amended Plan of Reorganization (the “Amended Plan”) and related Disclosure Statement (the “Disclosure Statement”) with the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”).
     The Amended Plan generally maintains all key terms provided under Calpine’s previously filed Plans, and the Disclosure Statement has been amended to address certain objections to the Debtors’ motion to approve the Disclosure Statement, which is set to be heard by the U.S. Bankruptcy Court on September 25. Calpine remains on track to have the Amended Plan confirmed during the Fourth Quarter 2007.
     As previously announced on Aug. 27, 2007, assuming Calpine’s Amended Plan is confirmed by Dec. 31, 2007 and subject to the assumptions set forth in the Disclosure Statement, Calpine estimates that the reorganized Calpine will have a midpoint reorganization value of $21.7 billion (reorganization value is equal to total enterprise value plus estimated distributable cash). At emergence, Calpine estimates that its total enterprise value will be between $19.2 billion to $21.3 billion, with a midpoint of $20.3 billion, and estimates that distributable cash will be approximately $1.4 billion.
     Allowed claims are anticipated to range from $20.3 billion to $22.0 billion after completion of Calpine’s claims objection, reconciliation, and resolution process. Under this range of potential allowed claims, general unsecured creditors will receive from 95percent to 100 percent of their allowed claims.
     For existing holders of allowed interests (primarily holders of existing Calpine common stock) and holders of allowed subordinated equity securities claims, Calpine currently estimates that their return would be approximately $1.94 per existing share of Calpine common stock (calculated assuming the midpoint of the reorganization value). Because disputed claims and the total enterprise value of Calpine upon its emergence have not yet been finally adjudicated, no assurances can be given that actual recoveries to creditors and interest holders will not be materially higher or lower.
     Calpine’s Amended Plan and Disclosure Statement are available at http://www.kccllc.net/calpine.
     This release is not intended as a solicitation for a vote on the Amended Plan.
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Calpine Files Third Amended Plan of Reorganization
Sept. 24, 2007

     About Calpine
     Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity. Founded in 1984, Calpine is a major U.S. power company, currently capable of delivering nearly 24,000 megawatts of clean, cost-effective, reliable, and fuel-efficient electricity to customers and communities in 18 states in the U.S. The company owns, leases, and operates low-carbon, natural gas-fired, and renewable geothermal power plants. Using advanced technologies, Calpine generates electricity in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit http://www.calpine.com for more information.
     Forward Looking Statement
     In addition to historical information, this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risks and uncertainties associated with the company’s Chapter 11 cases and Companies’ Creditors Arrangement Act proceedings, including its ability to successfully reorganize and emerge from Chapter 11; (ii) its ability to implement its business plan; (iii) financial results that may be volatile and may not reflect historical trends; (iv) seasonal fluctuations of results; (v) potential volatility in earnings associated with fluctuations in prices for commodities such as natural gas and power; (vi) its ability to manage liquidity needs and comply with financing obligations; (vii) the direct or indirect effects on the company’s business of its impaired credit including increased cash collateral requirements in connection with the use of commodity contracts; (viii) transportation of natural gas and transmission of electricity; (ix) the expiration or termination of power purchase agreements and the related results on revenues; (x) risks associated with the operation of power plants including unscheduled outages; (xi) factors that impact the output of its geothermal resources and generation facilities, including unusual or unexpected steam field well and pipeline maintenance and variables associated with the waste water injection projects that supply added water to the steam reservoir; (xii) risks associated with power project development and construction activities; (xiii) its ability to attract, retain and motivate key employees; (xiv) its ability to attract and retain customers and counterparties; (xv) competition; (xvi) risks associated with marketing and selling power from plants in the evolving energy markets; (xvii) present and possible future claims, litigation and enforcement actions; (xviii) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof; and (xix) other risks identified in the company’s annual and quarterly reports on Forms 10-K and 10-Q. All information set forth in this news release is as of today’s date, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.
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